May 15, 2008

PRESS RELEASE

New Jersey Mining Company Raises Funds and Plans Exploration

Kellogg, Idaho. New Jersey Mining Company (NJMC: OTCBB) is pleased to announce that it has raised $1,740,000 from the exercise of warrants held by current shareholders. A total of 4,350,000 warrants were exercised at a price of $0.40 per share. Proceeds are planned to be used to further the exploration of the Company’s gold, copper and silver properties.

The Company is starting a busy season of exploration in the Murray area. The Company’s core drilling crew will mobilize to the Niagara copper-silver deposit where in-fill drilling is planned to increase the accuracy of the resource estimate for the copper-silver deposit, and also evaluate the potential for gold. Historic drill samples collected by previous operators were not assayed for gold, and NJMC’s recent work shows the deposit may contain economic quantities of gold. A deep hole is also planned to explore the lower Revett formation for another copper-silver deposit. Permits from the US Forest Service are in-hand for this drill program.

NJMC plans to continue an active exploration program in the Belt Basin area, and acquire properties it believes have significant potential. Geophysical and geochemical exploration is planned for the Murray area this summer.

A mining crew at the Golden Chest continues to advance the ramp to the Idaho vein target and connection with the old No. 3 level should occur this summer. Another mining crew will mobilize to the Silver Strand to complete preparations for production which is expected late in the season.

New Jersey Mining Company is involved in exploring for and developing gold, silver and base metal resources in the Coeur d'Alene Mining District of northern Idaho. The Company has a portfolio of mineral properties in the Coeur d'Alene Mining District including the Toboggan Project which is a gold exploration joint venture with Newmont North American Exploration, the Niagara copper-silver deposit, the Golden Chest mine, the New Jersey mine, and the Silver Strand mine.

This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that

P.O. Box 1019 · Kellogg, Idaho 83837 · Phone (208) 783-1032 · www.newjerseymining.com could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB for the year ended December 31, 2007.

Further information about New Jersey Mining Company and its properties can be found at the company's website at www.newjerseymining.com .

Contact:	Grant Brackebusch, Vice President
Phone (208) 783-1032
E-mail:ir@newjerseymining.com
Website: www.newjerseymining.com

P.O. Box 1019 · Kellogg, Idaho 83837 · Phone (208) 783-1032 · www.newjerseymining.com